Exhibit 10.29

July 14, 2004

Mr. Pat Donohue
2918 Pacid Drive
Baldwin, MD 21013

Dear Pat:

Re: Offer of Employment

The following are the terms and conditions upon which Bulldog Technologies Inc. ("Bulldog") is prepared to employ you.

1.         Work Duties

1.01	You will be based at your home office that you will maintain at your principal residence. You will carry out the duties and responsibilities of the position of Regional Sales Manager as set out in the job description attached as Schedule “A”.

1.02	You will report directly to the Chief Executive Officer of Bulldog and/or Vice President of Sales and Business Development.

2.         Commencement Date and Term of Employment

2.01	Your employment will commence August 1, 2004 or such other date as the parties hereto may mutually agree upon. Bulldog will employ you for a three (3) month period commencing on August 1, 2004 and ending on October 31, 2004. The employment period is subject to the termination provisions in Section 10 of this Agreement.

3.         Salary and Benefits

3.01	Subject to the other terms and conditions of this Agreement, Bulldog agrees to pay to you a base salary of $6,250 US Dollars per month.

3.02	In addition to your base salary, Bulldog may pay to you by way of bonus, and/or commission, such sum as may from time to time be determined by the Chief Executive Officer of Bulldog with reference to your job performance; provided that Bulldog’s Board of Directors will have the right to ratify, vary or rescind any bonus and/or commission that may be proposed for payment.

4.         Vacation

4.01	You will be entitled to paid vacation accruing at a rate of 1.0 days per month. Actual vacation time off will be agreed upon between you and the Chief Executive Officer of Bulldog.

5.         Health and Welfare Benefits

5.01	Bulldog acknowledges that, pursuant to the Consolidated Omnibus Budget Reconciliation Act (United States), you will be entitled to elect to continue to receive certain health benefits under the group health plan maintained by EMS Technologies, Inc. for its employees following your cessation of employment with EMS Technologies, Inc. Bulldog agrees to pay the premiums and administrative fees that you would otherwise be required to pay to enjoy such health benefits until such time that you qualify for dental, health and other benefits under plans maintained by Bulldog for its employees.

5.02	Bulldog will pay the premiums for existing dental, medical and other benefit plans as altered, amended, introduced or discontinued from time to time by Bulldog or its carriers. Policy documents govern benefit entitlement.

6.         Expenses

6.01	In accordance with policies formulated by Bulldog from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to Bulldog within 30 days after the expenses are incurred. Such expenses will include:

(a)	home office telephone equipment and service;

(b)	cell phone;

(c)	internet service;

(d)	normal and standard travel expenses; and

(e)	normal and standard home office expenses, such as those incurred for stationary and other office supplies (but, for greater certainty, excluding capital outlays for home office equipment not specifically identified above).

7.        Service to Bulldog Technologies Inc.

7.01	During the term of your employment by Bulldog you will well and faithfully serve Bulldog and promote its interests and devote the whole of your working time, attention and energy to the business and affairs of Bulldog.

7.02	During the term of your employment by Bulldog you will not carry on or engage in any other business or occupation or become a director, officer, employee, consultant or agent or hold any position or office with any other corporation, firm or person other than with Bulldog.

8.         Confidentiality

8.01	All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with Bulldog related to the business and affairs of Bulldog or to its systems, programs, ideas, marketing and promotional plans, sales forecasts, financial information, products or services (collectively the “Confidential Information”), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of Bulldog. Neither during the term of your employment nor at any time thereafter shall you disclose to any corporation, firm or person other than Bulldog, any of the Confidential Information, nor will you use for any purposes other than those expressly authorized by Bulldog, the Confidential Information. This paragraph does not apply to any information which would be found in the public domain.

9.         Non-Solicitation of Company Clients

9.01	While you are employed by Bulldog and for a period of twelve months immediately following the termination of your employment with Bulldog, you covenant and agree that you will not, directly or indirectly, contact or solicit any clients of Bulldog for the purpose of selling or supplying to such clients, any products or services which are competitive with the products or services developed, marketed, sold or licensed by Bulldog.

10.       Termination

10.01	In the event of cause, Bulldog may terminate your employment at any time before the end of the term of this Agreement without notice. For the purposes of this Agreement, cause includes but is not limited to, your death or serious incapacity, or any reason deemed just cause pursuant to the common law of the province of British Columbia.

10.02	In the absence of cause, and in the event of termination on or before October 31, 2004, the following termination and resignation provisions apply to your agreement with Bulldog.

10.02.1	You may resign on giving to Bulldog one month’s prior written notice of the effective date of your resignation.

10.02.2	On receipt of your one month’s notice of resignation, Bulldog may elect to pay you one month’s base salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment.

10.02.3	In the event that your employment is terminated by Bulldog other than for cause, as defined in paragraph 10.01 of this Agreement, your employment may be terminated either upon written notice as hereinafter provided or by a payment in lieu of written notice.

10.02.4	In the event that your employment is terminated other than for cause, you shall be entitled to one month’s notice of termination or at the option of Bulldog the payment of one month’s base salary in lieu of notice.

10.02.5	Bulldog may provide one month’s actual notice of termination, one month’s base salary, or any combination of actual notice and base salary totalling the amount of notice or payment in lieu of notice to which you are entitled under this Agreement. In the event that Bulldog elects to pay base salary, either in lieu of or in addition to actual notice, it may make such payment in equal monthly amounts over such notice period.

10.02.6	The notice and severance benefits set out above are inclusive of and are not in addition to any notice or payment in lieu of notice to which you may be entitled by employment standards legislation. In no case shall you receive less notice or payment in lieu of notice than that to which you are entitled by such legislation.

10.02.7	It is agreed that in the event of the termination of your employment that neither you nor Bulldog shall be entitled to any notice or payment in excess of that specified above.

10.03	In the absence of termination under the terms of Sections 10.01 and 10.02 of this Agreement, your employment with Bulldog will terminate on October 31, 2004.

11.        Law of the Contract

11.01	Any dispute relating to the terms of this agreement will be resolved pursuant to the laws of the province of British Columbia.

12.       Other Representations

12.01	You acknowledge that in accepting employment with Bulldog, you have relied solely upon the terms and conditions set out in this Agreement, and not upon any other representations which may have been made during the hiring process.

13.       Modification

13.01	No modification or amendment of this Agreement shall be binding on you or Bulldog unless witnessed in writing and duly executed by you and Bulldog.

If you are prepared to accept employment with Bulldog on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement. We will not accept delivery of this Agreement from you today to ensure that you have the opportunity to consider these terms and seek advice. If you are not agreeable to the terms as set out herein, kindly advise us within one week.

Yours truly,

Bulldog Technologies Inc.

/s/ John Cockburn
John Cockburn, President and CEO

ACCEPTED AND AGREED TO THIS 15th DAY OF July, 2004, I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.

/s/ Pat Donohue PAT DONOHUE

SCHEDULE “A”

Job Description

As Regional Sales Manager, you will be responsible for:

•	Sales prospecting, lead follow up, sales forecasting;

•	Pursuing end-users prospects e.g. Private and Common Truck Carriers, Maritime Shipping Lines; Long and short haul railroads;

•	Pursue distributors and value-added resellers;

•	Initiate and follow up on pilot/evaluation accounts to covert them to reference customers,

•	Assist in obtaining press releases and letters of references from distributors/end-user accounts

•	Assist in recommending potential new target markets and strategy for market penetration